Exhibit 10.7

Safety Insurance Group, Inc.

2002 Management Omnibus Incentive Plan, as Amended

This Amendment (this “Amendment”) to the 2002 Management Omnibus Incentive Plan, as amended (the “Plan”) is adopted as of December 31, 2008 by the Board of Directors of Safety Insurance Group, Inc. (the “Company”).

WHEREAS, the Company maintains the Plan, and pursuant to Article 15 of the Plan, the Board of Directors of the Company may alter, amend, suspend or terminate the Plan at any time; and

WHEREAS, the Board of Directors of the Company desires to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended by this Amendment, effective as of December 31, 2008, as follows:

1.               Section 2.16 shall be deleted in its entirety and replaced with the following:

“Fair Market Value” shall mean (i) if the Shares are traded on any established stock exchange or traded on a national market system, the closing price on the trading day of the grant of the Awards or (ii) if the Shares are not traded on any established stock exchange or traded on a national market system, in accordance with a valuation methodology approved in good faith by the Committee and in compliance with Section 409A of the Code and the regulations issued thereunder.

2.               Section 19.5 shall be deleted in its entirety and replaced with the following:

“Code Section 409A Compliance.  To the extent applicable, it is intended that this Plan and any Awards granted hereunder comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code and any related regulations or other guidance promulgated thereunder by the U.S. Department of the Treasury or the Internal Revenue Service.”

3.               Except as expressly set forth in this Amendment, the Plan shall remain unchanged and in full force and effect.